As filed with the Securities and Exchange Commission on July 7, 2010.

Registration No. 333-128858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PALM, INC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3150688
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

950 W. Maude Avenue, Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

1999 Stock Plan, as amended

1999 Employee Stock Purchase Plan, as amended

(Full Title of the Plans)

Jonathan J. Rubinstein

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

(Name and Address of Agent for Service)

(408) 617-7000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Palm, Inc., a Delaware corporation (the “Company”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-128858, which was filed with the SEC on October 6, 2005 (the “Registration Statement”).

On July 1, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2010, among the Company, Hewlett-Packard Company, a Delaware corporation (“HP”), and District Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of HP (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of HP (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the seventh day of July, 2010.

PALM, INC.

By:	/s/ Jonathan J. Rubinstein
Jonathan J. Rubinstein
Chairman and Chief Executive Officer